Exhibit 99.1

LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE
AND REPORTS 2014 THIRD QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 5:00 p.m. Eastern Time

The Woodlands, Texas, November 4, 2014 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and nine months ended September 30, 2014.

“We made considerable progress this quarter in building the foundation necessary to realize the full value of telotristat etiprate,” said Lonnel Coats, Lexicon’s president and chief executive officer. “Our new collaboration with Ipsen addresses a major aspect of our commercialization strategy and provides us the opportunity to more effectively commercialize telotristat etiprate in markets around the world.”

Lexicon recently announced a collaboration agreement with Ipsen Pharma SAS for the commercialization of telotristat etiprate, with a focus on carcinoid syndrome, in markets outside the United States, Canada and Japan. Under the agreement, Lexicon is eligible to receive up to approximately $145 million in aggregate upfront and milestone payments, including an upfront payment of $23 million. In addition, Lexicon is entitled to receive royalties on net sales of telotristat etiprate by Ipsen.

Progress in Clinical Pipeline

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Sotagliflozin (LX4211): Lexicon continues to make progress in its preparations for the initiation of phase 3 clinical studies of sotagliflozin, a dual inhibitor of sodium-glucose transporters 1 and 2, in type 1 diabetes, with the anticipation that such clinical trials will commence in early 2015.

•
Telotristat etiprate (LX1032): Lexicon continues to make progress in the enrollment of carcinoid syndrome patients in a pivotal Phase 3 clinical trial of telotristat etiprate, an inhibitor of tryptophan hydroxylase (TPH) that reduces peripheral serotonin production without affecting brain serotonin levels.

Financial Results

Revenues: Lexicon’s revenues for the three months ended September 30, 2014 increased to $0.4 million from $0.2 million for the corresponding period in 2013, primarily due to increased technology license fees. For the nine months ended September 30, 2014, revenues increased 69 percent to $1.4 million from $0.8 million for the corresponding period in 2013.

Research and Development Expenses: Research and development expenses for the three months ended September 30, 2014 decreased five percent to $24.1 million from $25.4 million for the corresponding period in 2013, primarily due to reductions in personnel costs as a result of the restructuring announced in January 2014 and decreases in lab supply costs as Lexicon focuses its resources on late-stage drug development. These reductions were partially offset by increases in external clinical and preclinical research and development costs. For the nine months ended September 30, 2014, research and development expenses decreased to $69.2 million from $69.4 million for the corresponding period in 2013.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. For the three months ended September 30, 2014, the fair value of the Symphony Icon purchase liability decreased by $1.1 million as compared to an increase of $1.3 million in the corresponding period in 2013. The increase in fair value of the Symphony Icon purchase liability was $0.5 million and $3.1 million for the nine months ended September 30, 2014 and 2013, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended September 30, 2014 decreased two percent to $4.6 million from $4.7 million for the corresponding period in 2013. For the nine months ended September 30, 2014, general and administrative expenses increased 13 percent to $15.4 million from $13.7 million for the corresponding period in 2013.

Impairment Loss on Buildings: In September 2014, Lexicon determined its buildings and land should be classified as assets held for sale. Lexicon recognized a non-cash impairment loss on its buildings of $13.1 million for the three and nine months ended September 30, 2014, as a result of writing down the buildings to the estimated net selling price.

Consolidated Net Loss: Net loss for the three months ended September 30, 2014 was $40.5 million, or $0.08 per share, compared to a net loss of $31.7 million, or $0.06 per share, in the corresponding period in 2013. Net loss for the nine months ended September 30, 2014 was $97.4 million, or $0.19 per share, compared to a net loss of $86.7 million, or $0.17 per share, for the corresponding period in 2013. For the three and nine months ended September 30, 2014, net loss included non-cash, stock-based compensation expense of $1.5 million and $5.6 million, respectively. For the three and nine months ended September 30, 2013, net loss included non-cash, stock-based compensation expense of $1.8 million and $5.7 million, respectively.

Cash and Investments: As of September 30, 2014, Lexicon had $57.9 million in cash and investments, as compared to $79.0 million as of June 30, 2014 and $129.1 million as of December 31, 2013.

Lexicon Conference Call
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the third quarter of 2014 at 5:00 p.m. Eastern Time on November 4, 2014. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 29992481. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through December 4, 2014.

About Lexicon
Lexicon is a biopharmaceutical company focused on developing breakthrough treatments for human disease. Lexicon has clinical-stage drug programs for diabetes, carcinoid syndrome, and other indications, all of which were discovered by Lexicon’s research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of sotagliflozin (LX4211) and telotristat etiprate (LX1032), including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of sotagliflozin and telotristat etiprate. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of sotagliflozin and telotristat etiprate and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$312	$238	$1,111	$733
Subscription and license fees	107	—	261	79
Total revenues	419	238	1,372	812
Operating expenses:
Research and development, including stock-based compensation of $797, $1,027, $3,195 and $3,379, respectively	24,108	25,400	69,248	69,419
Increase (decrease) in fair value of Symphony Icon, Inc. purchase liability	(1,072)	1,338	518	3,079
General and administrative, including stock-based compensation of $697, $723, $2,389 and $2,349, respectively	4,617	4,716	15,423	13,709
Impairment loss on buildings	13,102	—	13,102	—
Total operating expenses	40,755	31,454	98,291	86,207
Loss from operations	(40,336)	(31,216)	(96,919)	(85,395)
Interest income	5	39	17	136
Interest expense	(449)	(492)	(1,361)	(1,494)
Other income, net	282	11	902	41
Consolidated net loss.	$(40,498)	$(31,658)	$(97,361)	$(86,712)

Consolidated net loss per common share, basic and diluted	$(0.08)	$(0.06)	$(0.19)	$(0.17)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	514,796	513,419	514,461	512,980

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In thousands)	2014	2013
	(unaudited)
Cash and investments	$57,869	$129,128
Assets held for sale	23,849	—
Property and equipment, net	1,494	41,362
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	187,522	274,160
Deferred revenue	13,464	13,600
Current and long-term debt	20,609	21,877
Other long-term liabilities.	34,005	32,386
Accumulated deficit	(1,101,319)	(1,003,958)
Total stockholders’ equity	77,824	170,163

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Contact for Lexicon:

Chas Schultz
Senior Director, Finance and Communications
281/863-3421
cschultz@lexpharma.com